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Alaska Air Group, Inc.                                                                    EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

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                                                     Three Months Ended         Six Months Ended
                                                                    June 30,                June 30,

                                                           1997         1996       1997         1996

PRIMARY -
 Net income                                             $20,800      $17,980    $15,100      $10,795


Average number of shares outstanding                     14,576       14,324     14,533       14,012
Assumed exercise of stock options reduced
 by the number of shares purchased with
 the proceeds from exercise of such options                 136           202       116          146

 Average shares as adjusted                              14,712       14,526     14,649       14,158


 Primary earnings per common share                        $1.41        $1.24      $1.03        $0.76


FULLY DILUTED -
 Net income                                             $20,800      $17,980    $15,100      $10,795
 After tax interest on convertible debt                   1,889        2,009      3,758        4,019

 Income applicable to common shares                     $22,689      $19,989    $18,858      $14,814


 Average number of shares outstanding                    14,576       14,324     14,533       14,012
 Assumed exercise of stock options                          162          202        171          229
 Assumed conversion of 6.5% debentures                    6,151        6,151      6,151        6,151
 Assumed conversion of 7.75% debentures                       0          381          0          381
 Assumed conversion of 6.875% debentures                  1,608        1,608      1,608        1,608

 Average shares as adjusted                              22,497       22,666     22,463       22,381


 Fully diluted earnings per common share                  $1.01        $0.88      $0.84        $0.66


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